Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Intelligent Bio Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share(1)	Other(2)	495,000	$0.6652	(2)	$329,274	(2)	0.0001381	$45.48
Total Offering Amounts						$329,274			$45.48
Total Fee Offsets									$0.00
Net Fee Due									$45.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Intelligent Bio Solutions Inc. 2019 Stock Incentive Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $0.6852 (high) and $0.6452 (low) sales prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on December 1, 2025, which date is within five business days prior to the date of filing of this Registration Statement.